EX-99.p.1

The Olstein Funds Compliance Manual

Code of Ethics
Applies to	OCM The Olstein Funds
Date of Most Recent Revision	December 2, 2009
References	Investment Company Act – Rule 17j-1 Investment Advisers Act – Rule 204A-1
Responsible Parties	All Employees, CEO, President, CFO, CCO, CO, Compliance Department, Access Persons, Investment Personnel, Portfolio Managers, Independent Trustees
Relevant Documentation	1. Initial Code of Ethics Report 2. Quarterly Code of Ethics (Securities Transactions) Report 3. Annual Code of Ethics Report 4. Quarterly Gift and Entertainment Reports
Notes	Requires Board Approval

I.           Background

Investment Company Act Rule 17j-1 prohibits fraudulent or manipulative practices by individuals affiliated with funds and their advisers and requires each fund and investment adviser to adopt a written code of ethics containing provisions reasonably necessary to prevent such practices and to institute procedures to prevent violations of such code of ethics.  Rule 204A-1 under the Investment Advisers Act requires all investment advisers subject to SEC registration to adopt a code of ethics that sets out standards of conduct for advisory personnel, and to address conflicts that arise from personal trading by advisory personnel.

Both Rule 17j-1 and Rule 204A-1 require certain directors, officers, general partners or employees of a mutual fund or its investment adviser who make, participate in, or obtain information about, the purchase or sale of certain securities by a mutual fund (“Access Persons”) to report their personal securities transactions to the mutual fund or its investment adviser.  The Trust and the Adviser have adopted a joint code of ethics (“Code of Ethics” or “Code”) that is designed to meet the requirements of Rule 17j-1 and Rule 204A-1.  The Code contains provisions, described in more detail below, that are designed to protect the Trust and its shareholders and to reinforce the fiduciary principles that govern the conduct of Trust and Adviser personnel.  The Code also contains prohibitions on certain transactions in shares of any fund for which the Adviser serves as investment adviser or sub-adviser (“Managed Funds”).

The Code generally requires that all Trust and Adviser Access Persons limit their personal investments in securities to: (i) shares of one or more series of the Trust; (ii) mutual funds purchased through certain employer-sponsored retirement plans; (iii) non-corporate fixed income securities; (iv) investments held by the Access Person at the time of the commencement of his or her employment with the Adviser; (v) investments pre-approved by the Adviser’s Compliance Department; or (vi) for the families of Access Persons, equity mutual funds that are not series of the Trust.

II.           Prevention

A.           Limitation on Access Persons’ Equity Investments

The Code addresses the risks to the Trust associated with personal securities transactions primarily by generally limiting Access Persons’ equity investments to investments in shares of one or more series of the Trust, subject to the exceptions listed in the previous paragraph.  This policy is designed to positively align the interests of the Adviser’s Access Persons with those of the Trust and the Adviser, to prevent or minimize certain conflicts of interest, and to reduce the risks associated with personal trading by Access Persons (by, among other things, encouraging Access Persons to invest in the Trust as part of their equity portfolios).

B.	Limitations on Transactions in Shares of Managed Funds

The Code places certain restrictions on the ability of Access Persons to engage in personal transactions in shares of Managed Funds.  For example, the Code prohibits any series of purchase and redemption transactions, regardless of size, of the same Managed Fund in a manner that the Compliance Department deems excessive.  In addition, Access Persons of the Trust or the Adviser are required to hold shares of a Managed Fund for a minimum of sixty (60) days before they may be redeemed at a profit.  These restrictions are designed to prevent the type of excessive short-term transactions that have the potential to harm the interests of the Managed Funds’ long-term shareholders.

C.           Setting Forth Clear Standards of Conduct that are Expected of Access Persons

The Code requires that all Access Persons adhere to its standards of conduct in carrying out the operations of the Adviser or the Trust.  These standards are intended to prevent violations of the Code by providing straightforward, unambiguous guidelines.

III.           Detection

A.           Pre-Clearance of Securities Transactions

Certain Access Persons of the Trust or the Adviser must receive prior written approval from the Compliance Department before engaging in certain personal securities transactions.  This allows the Compliance Department to monitor the transactions and intervene in instances where it believes a transaction may violate the Code.

B.           Transaction Reporting Requirements

The Code requires certain Access Persons report their personal securities transactions on a regular basis. The CO monitors the personal investing of these persons to detect violations of the Code.  These reporting requirements provide the Compliance Department with an additional mechanism for monitoring Access Persons’ personal trading and detecting potential Code violations.

2

C.	Reporting Violations

The Code requires all Access Persons to immediately notify the CCO of any potential violations.  This provision is designed to reinforce the fact that compliance is every employee’s responsibility, and to increase the Compliance Department’s ability to detect violations by requiring prompt internal reporting.

IV.           Correction

The Code provides several corrective mechanisms that may be implemented if the CCO determines that an Access Person has engaged in a transaction that violates the Code.

A.           Periodic Reporting to the Board of Trustees

The Code requires that the Trust and the Adviser prepare an annual written report to the Board of Trustees that, among other things, describes any issues arising under the Code and identifies any recommended changes.

B. Sanctions and Disgorgement of Profits

Access Persons that engage in personal securities transactions that violate the Code are subject to a variety of potential sanctions.  Generally, the CCO is authorized to impose such sanctions as he or she deems appropriate.  However, in certain circumstances the Code provides for mandatory disgorgement of profits.1

1 For example, profits realized by a portfolio manager who buys or sells a security within seven calendar days before or after the Trust trades in that security must be disgorged, while profits realized in transactions that violate the Code’s prohibition on short-term trading (60 days) are subject to disgorgement.

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CODE OF ETHICS
OF
THE OLSTEIN FUNDS
AND
OLSTEIN CAPITAL MANAGEMENT, L.P.

(Amended and Restated on December 2, 2009)

PREAMBLE

This Code of Ethics (“Code of Ethics” or “Code”) was adopted for The Olstein Funds (“Trust”) and Olstein Capital Management, L.P., (“OCM”), in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (“Investment Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to effectuate the purposes and objectives of those Rules.

Rule 17j-1 makes it unlawful for certain persons, including any officer, director or trustee of the Trust or OCM, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Trust:2

(1)           To employ any device, scheme or artifice to defraud the Trust;

(2)
To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

(4)	To engage in any manipulative practice with respect to the Trust.

Rule 17j-1 also requires that the Trust and OCM each: (i) adopt a written code of ethics that is approved by a majority of the Board of Trustees of the Trust (“Board of Trustees”) (including a majority of Independent Trustees) and contains provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard; and (ii) use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

Rule 204A-1 requires that OCM adopt a code of ethics that includes the standards of conduct expected of its advisory personnel.  Rule 204A-1 also requires that OCM adopt a code of ethics that requires certain advisory persons to report certain of their personal securities transactions, including transactions in funds for which OCM acts as an investment adviser or sub-adviser, as well as certain securities holdings.

2  A security “held or to be acquired” is defined in Rule 17j-1 as: (a) if within the most recent fifteen (15) days it (i) is or has been held by the Trust; or (ii) is being or has been considered by the Trust or OCM for purchase by the Trust, and (b) any option to purchase or sell, and any security convertible into or exchangeable for, such a security.

The Code is designed to promote compliance with OCM’s legal and fiduciary obligations, and is based upon the principle that certain persons, including the trustees, officers and certain affiliated persons of the Trust and OCM, owe a fiduciary duty to, among others, Trust shareholders to conduct their affairs, including their personal securities transactions, in such a manner as to minimize conflicts of interest and to avoid: (i) serving their own personal interests ahead of shareholders; (ii) taking inappropriate advantage of their position with the Trust; and (iii) any abuse of their position of trust and responsibility.

As a matter of general policy, allAccess Persons (as defined in the next section) except the Independent Trustees shall limit their personal investments in ReportableSecurities (as defined in the next section) to: (i) shares of one or more series of the Trust; (ii) equity and fixed income mutual funds that are authorized options in an employer-sponsored retirement plan; (iii) non-corporate fixed income securities (including fixed income mutual funds); (iv) investments held by the Access Person at the time of the commencement of his or her employment with OCM; (v) investments pre-approved by the Compliance Department; or (vi) for the families of Trust and OCM Access Persons, equity mutual funds that are not series of the Trust.  This policy is designed to positively align the interests of OCM Access Persons with those of the Trust and OCM, to avoid conflicts of interest, to prevent violations of the fiduciary duty owed to the Trust’s shareholders and OCM’s customers, and to reduce the risks associated with personal trading by Access Persons.

It is a violation of this Code to interpose family, friends or any third party in an activity that would otherwise be prohibited by the Code with the intention of circumventing the Code’s provisions. Every Access Person is responsible for immediately reporting any potential violation of this Code to the Chief Compliance Officer (“CCO”).  Access Persons are required to seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation or any provision of any policy or procedure in the Code or in OCM’s Compliance Program regarding any contemplated course of action.  Please note that most of the Code’s reporting requirements and restrictions on personal securities transactions apply to your spouse and your children living at home (and could apply to others, as well, depending upon your specific circumstances).

1.           DEFINITIONS

(a)
“Access Person” means any: (i) Investment Person of the Trust or OCM; (ii) Advisory Person of the Trust or OCM; or (ii) Supervised Person of OCM who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Note:  As a practical matter, Access Persons generally include the trustees and officers of Reportable Funds, OCM officers, and all OCM employees.

(b)
“Advisory Person” means: (i) any director, trustee, officer, general partner or employee of the Trust or OCM (or of any company in a control relationship to the Trust or OCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains current information regarding, the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or OCM who regularly obtains current information concerning recommendations made to the Trust with regard to the purchase or sale of a security by the Trust.

(c)
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

(d)
A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the Trust has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(e)
“Beneficial Ownership” shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Rule 16a-1(a)(2) pursuant to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompass those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security.  A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or children living in his or her household.

(f)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

(g)
“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any applicable rules.

(h)	“Independent Trustee” means a Trust trustee who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act.

(i)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(j)
“Investment Person” means: (i) any Trust Portfolio Manager as defined in (l) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the Trust or OCM (or of any company in a control relationship to the Trust or OCM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; or (iv) any natural person who controls the Trust or OCM and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

(k)
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(l)	“Portfolio Manager” means an OCM employee entrusted with the direct responsibility and authority to make investment decisions affecting a Reportable Fund, as defined below.

(m)	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(n)	“Reportable Fund” means:

(i)	Any investment company or series thereof for which OCM serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the Investment Company Act (“Managed Fund”); or

(ii)	Any investment company or series thereof whose investment adviser, sub-adviser or principal underwriter Controls, is Controlled by, or is under common Control with, OCM.

(o)
“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act3.  Reportable Security as used herein shall also include any interest in unregistered investment companies or commodity futures or forward contracts.  Reportable Securities do not include:

(i)	Direct obligations of the United States government;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Money market funds; and

(iv)	Unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Note:           As a practical matter, almost anything you invest in may be a Reportable Security.

(p)
“Supervised Person” means any director, officer, partner or employee of OCM, any other person who provides advice on behalf of OCM and is subject to OCM’s supervision and control, and any other persons that the CCO may, in his or her discretion, deem to be subject to certain provisions of this Code.

Note:  As a practical matter, Supervised Persons generally includes all OCM employees.

2.	STANDARDS OF BUSINESS CONDUCT

OCM requires that all Supervised Persons when engaged in OCM business adhere to high standards of business conduct, which are designed to reflect OCM’s legal and fiduciary obligations to its clients.

(a)	Compliance with Laws, Rules and Regulations

3 Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define “security” to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Supervised Persons must comply with all laws, rules and regulations applicable to OCM’s operations and business.

Supervised Persons must comply with all applicable Federal Securities Laws, which means that they are not permitted to: (a) defraud a client; (b) mislead a client, including by making a statement that omits material facts; (c) engage in any act, practice or course of conduct that would operate as a fraud or deceit upon a client; (d) engage in any manipulative practice with respect to a client; or (e) engage in any manipulative practice with respect to securities, including price manipulation.

(b)	Conflicts of Interest

Supervised Persons should avoid any conflict of interest with regard to OCM and its clients.  A “conflict of interest” in this context occurs when an individual’s private interest interferes with the interests of OCM and/or its clients.  Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

3.	PROHIBITED TRANSACTIONS

(a)	No Access Person (including the Independent Trustees) shall engage in any act, practice or course of conduct that would violate Rule 17j-1.

(b)	No Access Person (including the Independent Trustees) shall:

(i)
purchase or sell, directly or indirectly, any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(A)	is being considered for purchase or sale by the Trust, or

(B)           is being purchased or sold by the Trust; or

(ii)	disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the Trust.

(c)	No Access Person (excluding the Independent Trustees) shall:

(i)	violate OCM’s Business Gift and Entertainment Policy, which is a part of this Code and attached hereto as Appendix 1;

(ii)
directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering without prior written approval (including e-mail) of the Compliance Department or other Trust officer designated by the Board of Trustees.

Note: Any Investment Person authorized to purchase securities in an Initial Public Offering or a Limited Offering must disclose that investment when he or she participates in any subsequent consideration of an investment in the issuer by the Trust.  In such circumstances, the Trust’s decision to purchase securities of the issuer shall be subject to independent review by the Trust’s Audit Committee Chair;

(iii)
profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Any profits realized on such short-term trades must be disgorged to the Trust; or

(iv)
serve on the board of directors of any publicly traded company without prior written authorization of the Compliance Department.  Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Trust and its shareholders.

(d)           No Portfolio Manager shall:

(i)
buy or sell a security within seven (7) calendar days before and after any Managed Fund that he or she manages trades in that security.  Any profits realized on trades within the proscribed period must be disgorged to the Managed Fund.

4.           PERSONAL TRANSACTIONS IN REPORTABLE FUNDS

(a)
No Access Person (including the Independent Trustees) shall engage in excessive trading or market timing activities with respect to any Reportable Fund.  For these purposes, “market timing” shall be defined as a series of purchase and redemption transactions, regardless of size, in and out of the same Reportable Fund in a manner that the Compliance Department deems to be excessive.

(b)
Access Persons (including the Independent Trustees) are required to maintain holdings in a Reportable Fund for a minimum of sixty (60) calendar days before such persons are permitted to redeem their shares at a profit (“Mandatory Holding Period”).  A person who violates the Mandatory Holding Period is required to disgorge any resulting profit from the redemption to the Reportable Fund.  The Mandatory Holding Period for Reportable Funds does not apply to systematic purchases of shares of a Reportable Fund, such as Automatic Investment Plans, purchases through payroll deductions, or similar transactions.  Upon written request, the Compliance Department may, at its discretion, grant an exception to the Mandatory Holding Period for certain significant life events (e.g., marriage, education, purchase of a home, etc.).  The CCO will report such exceptions to the Board of Trustees at its next regularly scheduled meeting.

(c)
An Access Person (including, in some circumstances, an Independent Trustee) shall report his or her transactions in Reportable Funds to the Compliance Department pursuant to Section 6(d) of this Code to be reviewed by the Compliance Officer (“CO”).

5.           EXEMPTED TRANSACTIONS

(a)	The prohibitions of Sections 3(b), 3(c) and 3(d) of this Code shall not apply to:

(i)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(ii)	purchases or sales which are non-volitional on the part of either the Access Person or the Trust (e.g., tender offers, etc.);

(iii)	purchases or sales that are part of an Automatic Investment Plan (including a dividend reinvestment plan); or

(iv)
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.           COMPLIANCE PROCEDURES

(a)           Pre-clearance

With the exception of the Independent Trustees, all Access Persons shall receive prior written approval (including e-mail) from the Compliance Department, or other Trust officer designated by the Board of Trustees, before: (i) purchasing or selling Reportable Securities other than: (A) shares of one or more series of the Trust; (B) equity and fixed income mutual funds that are authorized options in an employer-sponsored retirement plan; (C) non-corporate fixed income securities (including fixed income mutual funds); (D) investments pre-approved by the Compliance Department; or (E) for the families of Trust and OCM Access Persons, equity mutual funds that are not series of the Trust; or (ii) purchasing securities in an Initial Public Offering or a Limited Offering.  The CO will retain a record of each approval and the supporting rationale.  Any investments authorized by the Compliance Department under this policy are still otherwise subject to this Code.4

4  In addition, trades have to comply with applicable compliance policies in the Compliance Program, such as the Insider Trading Policies and Procedures.

(b)           Duplicate Confirmations and Account Statements

With the exception of the Independent Trustees, all Access Persons shall direct their brokers to supply to the CO on a timely basis duplicate copies of the confirmation of all personal transactions in Reportable Securities (including Reportable Securities that do not require pre-clearance) and copies of all periodic statements for all securities accounts; provided, however, that an Access Person does not have to provide such confirmations for transactions effected by his or her family members in registered, open-end investment companies that are not Reportable Funds.

(c)           Disclosure of Personal Holdings (Initial and Annual Reports)

(i)
All Access Persons, with the exception of Independent Trustees, shall report and disclose to the CO all personal holdings of Reportable Securities (including Reportable Securities that do not require pre-clearance) upon commencement of their employment with the Trust or OCM, as the case may be, and thereafter on an annual basis; provided, however, that an Access Person does not have to report the registered, open-end investment companies that are not Reportable Funds which are owned by his or her family members.  This Initial Report shall be made on the form attached hereto as Exhibit A and the Annual Report shall be made on the form attached hereto as Exhibit B.  Access Persons also shall provide in each report the name of any broker, dealer or bank with whom the Access Person maintained or maintains an account in which any securities were or are held for the direct or indirect benefit of the Access Person; provided, however, that an Access Person shall not be required to make such a report with respect to any account over which such person does not have any direct or indirect influence or control.

(ii)
Initial Reports shall be made no later than ten (10) calendar days after the person becomes an Access Person and provide information that is current as of a date no more than forty-five (45) calendar days prior to the date the person became an Access Person.

(iii)	Annual Reports shall be submitted within thirty (30) calendar days after the end of each calendar year and provide information that is current as of a date no more than forty-five (45) calendar days before the date such Annual Report is submitted.

(d)	Quarterly Reporting Requirements

(i)
Every Access Person other than an Independent Trustee shall report to the CO the information described in Section 6(d)(iii) of this Code with respect to transactions in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security; provided, however, that an Access Person shall not be required to include in such reports: (A) transactions effected for any account over which such person does not have any direct or indirect influence or control; (B) information that duplicates information contained in broker trade confirmations or account statements provided to the CO in accordance with Section 6(b) of this Code; (C) transactions effected pursuant to Automatic Investment Plans; or (D) transactions effected by an Access Person’s family members in registered, open-end investment companies that are not Reportable Funds.

(ii)
An Independent Trustee need only report a transaction in a Reportable Security if such trustee, at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the fifteen (15) day period immediately preceding or after the date of the transaction by the trustee, such Reportable Security was purchased or sold by the Trust or OCM or was being considered for purchase or sale by the Trust or OCM.  Such reports will include the information described in Section 6(d)(iii) of this Code.

(iii)
Reports required to be made under this Section 6(d) shall be made no later than thirty (30) calendar days after the end of the calendar quarter in which the transaction(s) to which the report relates was effected.  Every Access Person, with the exception of the Independent Trustees (unless required by Section 6(d)(ii) above), shall be required to submit a report for all periods, including those periods in which no transactions in Reportable Securities were effected.  Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person and the date the account was established.  A report shall be made on the form attached hereto as Exhibit C.5

5Alternatively, the report can be made on any other form containing the following information: (A) the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved; (B) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (C) the price at which the transaction was effected; (D) the name of the broker, dealer or bank with or through whom the transaction was effected; and (E) the date that the report is submitted.

(iv)
Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(e)	Annual Certification of Compliance with Code of Ethics

Each Access Person, including Independent Trustees, shall certify annually that:

(i)	he or she has read and understands the Code and recognizes that he or she is subject to it;

(ii)	he or she has complied with the Code; and

(iii)	he or she has reported all personal transactions in Reportable Securities required to be reported.

(f)           Conflict of Interest

Each Access Person including the Independent Trustees shall notify in writing the CCO of any personal conflict of interest relationship which may involve any OCM client, including the Trust, such as the existence of any economic relationship between his or her transactions and securities held or to be acquired by any Managed Fund.

(g)	Notification and Acknowledgment

The CO shall notify in writing (including e-mail) each Supervised Person that he or she is subject to this Code, and shall deliver a copy of this Code and any subsequent amendments to it to each Supervised Person.  Each Supervised Person annually will provide the CO with a written acknowledgement of his or her receipt of this Code and any subsequent amendments to it.

(h)	Review of Reports

The CO shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements, submitted to the Compliance Department by Access Persons as soon as practicable after the submission of such reports to the Compliance Department to determine compliance with this Code.  The CO’s personal investing shall be monitored by the CCO or Chief Financial Officer (“CFO”), and the CCO’s personal investing shall be monitored by the CFO or President.  Any violations of this policy shall be reported immediately to the CCO.

7.	REPORTING OF VIOLATIONS TO THE CCO AND/OR THE BOARD OF TRUSTEES

(a)
Every Access Person is responsible for immediately notifying the CCO of any potential violations of this Code.  The CCO shall report to the Board of Trustees on a quarterly basis all material violations of this Code and any sanctions imposed in response.

(b)
If the CCO determines that a transaction otherwise reportable to the Board of Trustees under Paragraph (a) of this Section 7 was not a result of a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he or she may, in his or her discretion, include a written explanation of such finding in the quarterly report made pursuant to this Code in lieu of reporting the transaction as a material violation to the Board of Trustees.

8.           ANNUAL REPORTING TO THE BOARD OF TRUSTEES

The CCO shall prepare an annual written report relating to this Code to the Board of Trustees, which shall:

(a)	summarize any changes in the Code’s procedures made during the past year;

(b)
describe issues arising under the Code or its procedures since the last report to the Board of Trustees including, but not limited to, information about material violations of the Code or its procedures and sanctions imposed in response to the material violations;

(c)
identify any recommended changes in the existing restrictions or procedures based upon the Trust’s and OCM’s experiences under the Code, evolving industry practices or developments in applicable laws or regulations; and

(d)	certify that the Trust and OCM have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

9.           SANCTIONS

Upon discovering a violation of this Code of Ethics, the CCO may impose such sanctions as he or she deems appropriate, including, among other things, a letter of censure or a recommendation to management (subject to approval by the Board of Trustees in appropriate cases) for the suspension or termination of the employment of the violator.

10.           RETENTION OF RECORDS

The CO will maintain the following records relating to this Code for at least five (5) years after the fiscal year such records were created:

(a)	the Code (including a copy of each Code of Ethics that has been in effect at any time during the last five (5) years);

(b)	each Compliance Department memorandum or other record of any Code violation and any action taken as a result of such violation;

(c)	a record of all written acknowledgements of receipt of this Code and any Code amendments for each person who currently is, or at any time during the past five (5) years was, a Supervised Person;

(d)	a copy of each report (including any brokerage confirmations or account statements provided in lieu of any such report) made by any Supervised Person hereunder;

(e)	a list of all persons who currently are, or at any time during the last five years were, Access Persons;

(f)	a list of all persons who were responsible for reviewing such reports at any time during the last five years;

(g)	a record of any decision and the rationale supporting the decision to approve the purchase of Reportable Securities by Access Persons that requires pre-clearance; and

(h)	a copy of each written annual report to the Board of Trustees.

Exhibit A
THE OLSTEIN FUNDS
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
INITIAL REPORT

To the Compliance Officer:

1.	I hereby acknowledge receipt of a copy of the current Compliance Manual, including the Code of Ethics (“Code”), for The Olstein Funds (“Trust”) and Olstein Capital Management, L.P. (“OCM”).
2.
I have read and understand the Compliance Manual, including the Code, and recognize that I am subject to the Code in the capacity of an “Access Person.”  I also understand that I may be subject to the Code in other capacities, as well.

3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve OCM or any OCM client, including the Trust.
4.	The information on this form is current as of _______________, which is a date no more than forty-five (45) calendar days prior to the date I became an Access Person.
5.
As of the date below, which such date is no later than ten (10) calendar days after I became an Access Person, as that term is defined in the Code, I had a direct or indirect beneficial ownership* in the following Reportable Securities (please note that Independent Trustees are not required to report personal securities holdings):

Name of Security	Exchange Ticker Symbol or CUSIP Number	Number of Securities and Principal Amount (if applicable)	Type of Interest (Direct or Indirect)

6.
I hereby represent that as of the date this report is submitted I maintain only the following account(s) in which any securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Signature:
Print Name:
Title:
Date Submitted:
* Beneficial ownership also includes securities held in the name of your spouse or children living in your household.

A-1

Exhibit B
THE OLSTEIN FUNDS
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
ANNUAL REPORT

To the Compliance Officer:

1.
I have read and understand the current Compliance Manual, including the Code of Ethics (“Code”), for The Olstein Funds (“Trust”) and Olstein Capital Management, L.P. (“OCM”), and recognize that I am subject to the Code in the capacity of an “Access Person.”  I also understand that I may be subject to the Code in other capacities, as well.

2.
I hereby certify that, during the year ended December 31, ____, I have: (a) complied with the Compliance Manual, including the Code, in all respects; (b) reported all securities transactions pursuant to the Code; (c) submitted this report within thirty (30) calendar days after the end of the calendar year; and (d) provided information on this form that is current as of a date no more than forty-five (45) calendar days before the date this report has been submitted.

3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve OCM or any OCM client, including the Trust.
4.
As of December 31, ____, I had a direct or indirect beneficial ownership* in the following Reportable Securities (please note that Independent Trustees are not required to report personal securities holdings):

Name of Security	Exchange Ticker Symbol or CUSIP Number	Number of Securities and Principal Amount (if applicable)	Type of Interest (Direct or Indirect)

5.
I hereby represent that I maintain only the account(s) listed below in which any securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Signature:
Print Name:
Title:
Date Submitted:
* Beneficial ownership also includes securities held in the name of your spouse or children living in your household.

B-1

Exhibit C
THE OLSTEIN FUNDS
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
Securities Transactions Report
For the Calendar Quarter Ended:  __________________

To the Compliance Officer:

1.   During the quarter referred to above, the following transactions were effected in Reportable Securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by The Olstein Funds (“Trust”)  and Olstein Capital Management, L.P. (“OCM”).  (Note to Independent Trustees - You need only report a transaction in a security if, at the time of that transaction you knew, or in the ordinary course of fulfilling your official duties as a trustee should have known, that during the 15-day period immediately preceding or after the date of your transaction, such Security was purchased or sold by the Trust or OCM or was being considered for purchase or sale by the Trust or OCM).

Name of Security (including interest rate, maturity date and principal amount, if applicable)	Date of Transaction	Number of Shares	Price	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Name and Address of Broker, Dealer or Bank Through Which Effected

This report: (i) excludes transactions with respect to which I had no direct or indirect influence or control; (ii) excludes other transactions not required to be reported; and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

2. I hereby represent that I maintained only the following brokerage accounts listed below, in which any securities were held during the quarter referenced above for my indirect or direct benefit:

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Except as noted in this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve OCM or any OCM client, including the Trust.  I also certify that I have submitted this report no later than thirty (30) calendar days after the end of the calendar quarter in which the reported transactions were effected.

Signature:           __________________________
Print Name:         __________________________
Title:                    __________________________
Date Submitted: __________________________

                                                             C-1

Appendix 1

Olstein Capital Management, L.P.

Business Gift and Entertainment Policy

I.	Introduction

Olstein Capital Management, L.P. (“OCM”) has adopted this Business Gift and Entertainment Policy (“Policy”) to ensure that OCM employees (including officers), in carrying out their duties: (1) act in accordance with high ethical standards; (2) meet or exceed applicable legal and regulatory requirements with respect to the giving and receiving of gifts and entertainment; and (3) avoid conflicts of interest that may result from the giving or receiving of gifts or entertainment.

For purposes of this Policy, the distinction between a “gift” and “entertainment” is an important one.  Generally, as used throughout this Policy, the term “gift” refers to items that are accepted from or given to any person primarily as a result of a business relationship.  “Entertainment” means any event, meal or activity whose primary purpose is business-related and is offered by and attended by a person who himself or herself or through his or her employer or affiliate has a current or prospective business relationship with OCM or The Olstein Funds (“Trust”).  If the person or entity paying for the entertainment does not have a person or representative attending the event, the event constitutes a “gift” subject to the gift policy.

II.	Applicable Laws and Regulations

As an investment adviser, OCM owes general fiduciary duties to its advisory clients (such as the Trust) that are relevant when considering OCM’s receipt of gifts and/or entertainment.6  As a broker-dealer, OCM also is subject to the Financial Industry Regulatory Authority, Inc. (“FINRA”) rules that govern the giving and receiving of gifts and entertainment in certain circumstances.

In addition, the Investment Company Institute’s Advisory Group Report on Personal Investing has recommended that mutual funds’ codes of ethics prohibit “investment personnel” (those responsible for managing the fund’s investments) from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the fund.  This recommendation was intended to parallel FINRA Conduct Rule 2830, and to avoid potential conflicts of interest.

III.	Policy

A.           General Prohibitions

6There is no federal securities law that requires an adviser implement a gift and entertainment policy.

No employee may accept a business gift or entertainment relating to OCM’s business unless it is permitted in this Policy or pre-approved in writing by the Compliance Department or Senior Management.  Before accepting a business gift or entertainment, an employee should use his or her judgment and consider whether it is consistent with both the letter and the objectives of this Policy.  If an employee has any questions as to the propriety of a specific business gift or entertainment event, he or she is required to contact the Compliance Department or Senior Management before providing or accepting such gift or entertainment.

As a matter of general policy, employees are prohibited from:

•	Accepting any gift or entertainment that is conditioned upon any future or continuing business relationship with OCM or the Trust;

•	Soliciting any gift or entertainment;

•	Giving or accepting any gift or entertainment that would create the appearance of compromising judgment or creating a conflict of interest; and

•	Giving any gift or entertainment to Federal governmental officials, employees or their agents.

B.           Limitations on Receipt of Business Gifts

Employees are prohibited from accepting any business gift:

•
with a value greater than $100 per person per calendar year from any person or entity that does business with the Trust or OCM where OCM has the power to spend client funds to hire the person or entity, or recommend that the person or entity be hired (such as brokers or dealers that execute trades on behalf of clients, Trust service providers, Trust counsel, etc.);

•	of cash or securities;

•	with a value greater than $100 per person per calendar year in connection with the sale and distribution of investment company securities (pursuant to FINRA Rule 2830); or

•	preconditioned on the achievement of a sales target (pursuant to FINRA Rule 2830).

C.           Limitations on Receipt of Business Entertainment

Employees may accept or participate in “reasonable and customary” business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, so long as it is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on the achievement of a sales target.

D.           Limitations on Providing Business Gifts or Entertainment

Employees:

•
may not directly or indirectly make payments or offers of payments of any non-cash compensation (including gifts or entertainment) in connection with the sale and distribution of investment company shares, including non-cash compensation paid in connection with sales contests (pursuant to FINRA Rule 2830);

•
may not directly or indirectly give anything of value in excess of $100 per person per calendar year to an employee of another business when the gift is in relation to the employee firm’s business (pursuant to FINRA Rule 3060); and

•
may provide “reasonable and customary” business entertainment such as an occasional meal, round of golf, sporting event, theater production or comparable entertainment event, so long as it is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on the achievement of a sales target.

E.           Guidelines

OCM employees are responsible for using good judgment and common sense to differentiate between proper and improper gifts and entertainment, and if an employee has any questions regarding whether a specific gift or entertainment is appropriate, he or she is required to consult with the Compliance Department or Senior Management.  However, employees can use the following guidelines to help them determine the types of gifts and entertainment that are appropriate.  These guidelines are examples only, and are not intended to be an exhaustive list.  Furthermore, whether a particular gift or entertainment is appropriate depends upon the specific facts and circumstances, including other gifts and entertainment that the employee has provided to or received from the same individual or entity.

a.
To be considered entertainment, usually one or more persons from the firm providing the entertainment must attend the event.  Therefore, tickets to an event where a person from that firm doesn’t attend the event with the recipient usually should be considered a gift.

b.	A gift or entertainment usually should be valued at the higher of cost or market value. However, a ticket to an event usually should be valued at the higher of cost or face value.

c.	An employee can only accept or give a gift or entertainment that would be an appropriate reimbursable business expense.

d.
An employee cannot accept or give a gift or entertainment that would be embarrassing to the firm, injurious to its reputation or put the firm in a bad light, such as trips to strip clubs, gambling establishments, etc.

e.	An employee cannot accept or give cash, personal loans, securities or deals on securities offerings.

f.	An employee usually cannot accept trips, vacations, hotel rooms or rides on a corporate or personal plane or helicopter unless prior approval was received and the costs reimbursed.

g.	An employee usually must receive pre-approval for entertainment provided to or received from the same person or entity after the fourth entertainment event in the same calendar year.

h.
An employee cannot circumvent this Policy by directing gifts or entertainment that would otherwise be prohibited by this Policy to his or her family or friends or the family or friends of a client, prospect or entity with which OCM does business.

i.
Prizes won in a raffle (such as at a conference) normally are not considered gifts under this Policy, so long as the value of the prize is not so exorbitant that it raises questions of propriety, and do not have to be reported.

j.
Gifts of de minimis value (such as pens, notepads or modest desk ornaments), promotional items of nominal value that display a firm’s logo (such as umbrellas, tote bags or shirts) and solely decorative items commemorating a business transaction (even if they cost more than $100) (such as plaques or Lucite cubes) usually are not considered gifts under of this Policy so long as the value is not so exorbitant that it raises questions of propriety, and do not have to be reported.

F.           Pre-Approval and Documentation of Exceptions

Exceptions to this Policy require the prior written approval of the Compliance Department or Senior Management.  In unusual circumstances exceptions may be approved in writing after the gift or entertainment has been given or received.  A person cannot approve or pre-approve his or her own actions under this Policy.  Any exceptions granted under this Policy by the Compliance Department or Senior Management must be documented in writing and reported to the Trust’s Board of Trustees.

IV.	Compliance Procedures

A.      Quarterly Gift and Entertainment Report and Certification

Each employee must submit to the Compliance Officer a Gift and Entertainment Report (see Attachment A) within thirty (30) calendar days of the end of a calendar quarter itemizing each business gift and entertainment that he or she gave or received during the calendar quarter.  In addition, each employee must certify that he or she complied with this Gift and Entertainment Policy during that quarter, or provide details of any variance from the Policy, and certify that he or she has completely and accurately completed the Gift and Entertainment Report.  The Compliance Officer will review each employee’s certification quarterly and will notify Senior Management, including the Chief Compliance Officer, in writing of any violations of this Policy or of any items or patterns that arise on an individual or firm-wide basis which may cause concern.

B.	Responsibility for Recipient’s Policies

Each employee is responsible for ascertaining and complying with any restrictions concerning his or her recipient’s acceptance of a gift or entertainment.

ATTACHMENT A
THE OLSTEIN FUNDS
OLSTEIN CAPITAL MANAGEMENT, L.P.
CODE OF ETHICS
Gift and Entertainment Report
For the Calendar Quarter Ended:  __________________

To the Compliance Officer:

During the quarter referred to above, the following gifts and entertainment were received by me or given by me to another person or entity and are required to be reported pursuant to the Code of Ethics adopted by the Trust and OCM.

Date of Gift or Entertainment	Gift or Entertainment Details (specify whether gift or entertainment, and describe)	Given To/ Received From (include company name)	Business Relationship7	Attendees	Approximate Value	Who Paid	Pre-Approval Required? (If so, provide name of approver)

I hereby certify that I have completely and accurately disclosed in this Report all gifts and entertainment that I have received or provided during this quarter and that are required to be disclosed by the Code of Ethics.  I also certify that I have submitted this Report no later than thirty (30) calendar days after the end of the calendar quarter in which the reported gifts and entertainment were received or provided.

Signature:     __________________________
Print Name:   __________________________
Title:              __________________________
Date:              __________________________
Signature:     __________________________
Print Name:
Title:
Date:

7 FC – fiduciary client; NFC – non-fiduciary client; V – vendor who is not a broker or dealer; SP – service provider, including broker or dealer.